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                                                                 EXHIBIT 10.2(d)

                DESCRIPTION OF TERMS OF EMPLOYMENT OFFER LETTER
                              WITH MARK T. MCGANNON
                                       AND
                         JOHN NUVEEN & CO. INCORPORATED


In Connection with Mark T. McGannon joining John Nuveen & Co. Incorporated (the "Company") in January 1999, the Company agreed to provide Mr. McGannon with certain minimum levels of compensation through the year 2000 as specified in such letter of employment. These levels included a minimum annual base salary of $200,000 and a minimum annual cash bonus of $400,000 through the year 2000. In addition, the Company agreed to provide Mr. McGannon with certain payments in the event the Company terminates his employment other than for Cause (as defined under the 1996 Equity Incentive Award Plan) or Mr. McGannon terminates his employment based on Constructive Termination (as defined under the 1996 Equity Incentive Award Plan), during the period of two years following his employment date. In that event, the Company will pay to Mr. McGannon his base salary through the date of termination, a lump sum severance payment of $350,000 and a pro-rata share of the previous fiscal year's cash bonus based on the number of days in the current fiscal year preceding the date of termination. The Company also agreed in the employment letter to reimburse Mr. McGannon, in the event he becomes entitled to payments or benefits in connection with the termination of his employment in connection with a Change in Control (as defined under the 1996 Equity Incentive Award Plan) or otherwise that subjects Mr. McGannon to the excise tax imposed by Section 4999 of the Internal Revenue Code, in an amount necessary to fully offset the costs associated with such tax payment.